Exhibit 99.1

IASIS/Health Choice Contact: Cara Jackson Vice President, Corporate Communications (615) 467-1255 cljackson@iasishealthcare.com	Northern Arizona Regional Behavioral Health Authority Contact: Shawn Nau Chief Operating Officer 928-362-0732 shawn.nau@narbha.org

HEALTH CHOICE AND NORTHERN ARIZONA REGIONAL BEHAVIORAL HEALTH

AUTHORITY AWARDED INTEGRATED BEHAVIORAL HEALTH CONTRACT

FLAGSTAFF – Dec. 22, 2014 – Health Choice, the managed care solutions division of IASIS Healthcare LLC, and the Northern Arizona Regional Behavioral Health Authority (NARBHA), today announced that the Arizona Department of Health Services (ADHS) has awarded a Regional Behavioral Health Authority contract to Health Choice Integrated Care, a joint venture formed by Health Choice and NARBHA.

Under the agreement with ADHS, Health Choice Integrated Care will cover both physical and behavioral health services for approximately 6,000 Arizona Health Care Cost Containment System (AHCCCS) members with serious mental illness in Mohave, Coconino, Apache, Navajo, Gila, Yavapai and portions of Graham counties. The contract also covers the general behavioral healthcare needs of 225,000 members in the region. The contract will commence on Oct. 1, 2015 and has an initial three-year term, with the State having two optional two-year extensions.

Health Choice Integrated Care’s healthcare management model is designed to complement the State of Arizona’s commitment to providing “whole-person” healthcare services that focus on both physical and emotional wellbeing, and that take unique factors such as lifestyle and cultural values into consideration. Northern Arizona AHCCCS members with serious mental illness will benefit from enhanced access to integrated behavioral and acute providers, dedicated coordination of care, and improved quality outcomes. Current NARBHA members will not be required to change behavioral health providers.

“Health Choice and NARBHA will utilize proven integrated care models tailored to rural Arizona communities to improve healthcare outcomes for some of the state’s most vulnerable residents,” said Mike Uchrin, Chief Executive Officer of Health Choice. “AHCCCS members with serious mental illness will receive coordinated and compassionate behavioral and physical health services through Health Choice Integrated Care.”

Mary Jo Gregory, President and Chief Executive Officer of NARBHA, added, “This opportunity will allow us to advance NARBHA’s mission to provide quality, affordable healthcare to residents in Northern Arizona who receive behavioral health services. We look forward to working with our valued partners in the local behavioral health community.”

Health Choice Integrated Care Awarded Northern Arizona Regional

Integrated Behavioral Health Contract

December 22, 2014

About Health Choice

Health Choice, a division of IASIS Healthcare, is a provider-owned, managed care organization and insurer delivering robust healthcare services with innovative medical management programs to its members through its health plans, integrated delivery systems and managed care solutions. Currently, Health Choice’s network includes more than 30,000 high-quality physicians and providers rendering healthcare services to more than 329,000 members in Arizona, Utah and Florida. As part of IASIS Healthcare’s strategy of engaging in population health management and coordinated care, Health Choice’s managed care personnel operate in collaboration with IASIS’ acute care hospitals and local physicians in certain markets to build innovative provider networks. These networks, operating under the Health Choice Preferred brand, allow physicians and hospitals to work closely to manage patient care and engage in innovative contracts with health insurers that reward providers for high-quality, cost-efficient performance. For more information, visit HealthChoiceArizona.com, HealthChoiceEssential.com, HealthChoiceGenerations.com, HealthChoiceUtah.com, and HealthChoicePreferred.com.

About NARBHA

Northern Arizona Regional Health Authority (NARBHA) is the Regional Behavioral Health Authority for Coconino, Navajo, Yavapai, Apache, and Mohave counties. Funds for services are provided through a contract with the Arizona Department of Health Services/Division of Behavioral Health Services and AHCCCS. NARBHA’s provider network delivers superior mental health, primary care, integrated healthcare and substance abuse services for adults and children. Managing health care with a conscience, NARBHA’s providers offer safe spaces and compassionate care to address the needs of people from all cultures, with accommodations for underserved populations such as gay, lesbian, bisexual, transgender, questioning individuals; Veterans; Native Americans; and people who are deaf or hard of hearing. NARBHA has been the behavioral health managed care organization in Northern Arizona for 50 years, during which it has demonstrated its commitment to providing behavioral health care through innovative and cost-efficient health management. NARBHA offers a variety of behavioral services and programs to best meet the needs of the members they serve including a Substance Abuse Prevention Program as well as a Tribal Liaison Program (which provides services and coordinates services to the 11 Tribal Nations in Northern Arizona).

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider and manager of high-quality, affordable healthcare services in urban and suburban markets. With total annual revenue of approximately $2.5 billion, IASIS owns and operates 15 acute care hospitals, one behavioral health hospital, several outpatient service facilities, 132 physician clinics, and Health Choice, a provider-owned, managed care organization and insurer delivering healthcare services to over 329,000 members through multiple health plans, integrated delivery systems and managed care solutions. IASIS offers a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; five cities in Texas, including Houston and San Antonio; and West Monroe, Louisiana. For more information on IASIS, please visit the company’s website at www.iasishealthcare.com.

Health Choice Integrated Care Awarded Northern Arizona Regional

Integrated Behavioral Health Contract

December 22, 2014

Some of the statements made in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward looking statements. These risk factors and uncertainties are more fully described in IASIS Healthcare LLC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by IASIS Healthcare, Health Choice or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.